CB&I Announces Executive Management Appointments

THE WOODLANDS, Texas, Dec. 12, 2013 /PRNewswire/ -- CB&I (NYSE: CBI) today announced its supervisory board of directors has approved two executive management appointments.

Patrick K. Mullen has been named Executive Vice President and Operating Group President of Engineering, Construction and Maintenance. He will have responsibility for the group's project operations, sales and support functions around the world, in addition to working with the executive team in developing key strategies for the future.

Mr. Mullen has more than 27 years of industry experience in a broad variety of sales, operations, strategic planning and marketing assignments throughout the world. Most recently, he served as CB&I's Executive Vice President, Corporate Development. Mr. Mullen joined CB&I in 2007 through the company's acquisition of Lummus Global, which he joined in 1998. Mr. Mullen earned a bachelor's degree in chemical engineering from the University of Notre Dame and a master's degree in business administration from Northwestern's Kellogg Graduate School of Management.

James Sabin has been named Executive Vice President, Global Systems. He will have responsibility for quality, project controls, project risk assessment and health, safety and environmental.

Mr. Sabin has more than 30 years of experience in project execution and information technology. Most recently, he served as Senior Vice President, Global Systems. Mr. Sabin joined CB&I in 2013 through the company's acquisition of Shaw. He came to Shaw through its 2000 acquisition of Stone & Webster, which he joined in 1982. Mr. Sabin earned a bachelor's degree in mechanical engineering from Northeastern University in Boston.

"The new appointments for Pat and Jim demonstrate their exceptional track records and proven leadership abilities," said Philip K. Asherman, CB&I's President and Chief Executive Officer. "We believe these changes to our organization will further strengthen our operational excellence and help continue to position CB&I as a leader in all the industries we serve."

About CB&I

CB&I (NYSE:CBI) is the most complete energy infrastructure focused company in the world and a major provider of government services. Drawing upon more than a century of experience and the expertise of approximately 50,000 employees, CB&I provides reliable solutions while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.cbi.com.

Important Information For Investors And Shareholders

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as "achieve," "forecast," "plan," "propose," "strategy," "envision," "hope," "will," "continue," "potential," "expect," "believe," "anticipate," "project," "estimate," "predict," "intend," "should," "could," "may," "might" or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and "Forward-Looking Statements" described under "Risk Factors" in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2012, and any updates to those risk factors or "Forward-Looking Statements" included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

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